SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

AFLAC INCORPORATED
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

NOTICE AND PROXY STATEMENT
____________________

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road
Columbus, Georgia 31999
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Monday, May 1, 2006
____________________

     The Annual Meeting of Shareholders of Aflac Incorporated (the “Company”) will be held on Monday, May 1, 2006, at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying Proxy Statement:

1.   To elect seventeen Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2.   To consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2006; and

3.   To transact such other business as may properly come before the meeting or any adjournment thereof.

     The accompanying proxy is solicited by the Board of Directors of the Company. The Proxy Statement and the Company’s Annual Report for the year ended December 31, 2005, are enclosed.

     The record date for the determination of shareholders entitled to vote at the meeting is February 22, 2006, and only shareholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. YOU MAY ALSO VOTE VIA THE INTERNET OR TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors,

Columbus, Georgia	Joey M. Loudermilk
March 17, 2006	Secretary

AFLAC INCORPORATED
_________________________

PROXY STATEMENT
_________________________

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, MAY 1, 2006
_________________________

SOLICITATION AND REVOCATION OF PROXY

     This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Aflac Incorporated (the “Company”) for use at the Annual Meeting of Shareholders to be held on Monday, May 1, 2006, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The meeting will be held at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted FOR the election of all nominees named elsewhere in this Proxy Statement and FOR approval of each other proposal set forth in the Notice of Meeting. Shareholders of record may also submit their proxies via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. Shareholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This Proxy Statement and the accompanying proxy are being delivered to the shareholders on or about March 17, 2006.

SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies. The Company will make arrangements with brokerage firms, custodians, and other fiduciaries to send proxy materials to their principals, by mail and by means of electronic transmission, and the Company will reimburse them for mailing and related expenses. In addition to solicitation by mail and electronic transmission, certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by telephone and by personal contacts. In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $9,000 plus reimbursement of reasonable out-of-pocket expenses.

PROXY MATERIALS AND ANNUAL REPORT

     Shareholders can access the Company’s Notice and Proxy Statement, and Annual Report via the Internet on the Aflac Web site at http://www.aflac.com under “For Investors.” For future shareholder meetings, the Company’s registered shareholders can further save the Company expense by electing online access to their Proxy Statement, Annual Report, and other account mailings through aflinc. If you choose this option, you will, prior to each shareholder meeting, receive your proxy in the mail, along with a notice of the meeting and instructions for voting by mail, telephone, or the Internet.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

     In accordance with a notice sent to eligible shareholders who share a single address, the Company is sending only one Annual Report and one Proxy Statement to the shareholders who consented to householding. However, if a registered shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, he or she may contact Shareholder Services by phone at 1-800-235-2667 - Option 2, by e-mail at shareholder@aflac.com, or by mail at Aflac Incorporated, Shareholder Services, 1932 Wynnton Road, Columbus, Georgia 31999. If you are a registered shareholder who receives multiple copies of the Company’s Annual Report or Proxy Statement, you can request householding by contacting Shareholder Services in the same manner. If you own the Company’s shares through a bank, broker, or other holder of record, you can request householding by contacting the holder of record.

DESCRIPTION OF VOTING RIGHTS

     In accordance with the Company’s Articles of Incorporation, shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”) are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares (“dividend shares”) are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in “street” or “nominee” name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Holders of record of Common Stock at the close of business on February 22, 2006, will be entitled to vote at the meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 498,172,657. According to the Company’s records, this represents the following voting rights:

439,374,779	Shares @	1 Vote Per Share	=	439,374,779	Votes
58,797,878	Shares @	10 Votes Per Share	=	587,978,780	Votes
498,172,657	Shares	Total		1,027,353,559	Votes

     Shareholders with one vote per share shown above can rebut the presumption that they are entitled to only one vote as outlined in “Description of Voting Rights” above. If all of the outstanding shares were entitled to 10 votes per share, the total votes available would be 4,981,726,570. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the meeting will be 1,027,353,559.

     The holders of a majority of the voting rights entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business as shall come before the meeting. Directors are elected by an affirmative vote of a plurality of voting rights cast. In the case of the election of Directors, under applicable Georgia law, in tabulating the vote, votes withheld will be disregarded and will have no effect on the outcome of the vote. Pursuant to the Company’s Bylaws, approval of all other matters to be considered at the meeting requires the affirmative vote of holders of a majority of the voting rights present in person or represented by proxy at the meeting. A broker-non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker-non-votes and abstentions are counted as “shares present” at the meeting in determining whether a quorum exists. Broker-non-votes, if any, have the effect of votes to withhold authority in connection with the election of Directors while broker-non-votes, if any, and abstentions have the effect of votes against other proposals at the meeting.

     No person, as of February 22, 2006, was the owner of record or, to the knowledge of the Company, beneficially owned 5% or more of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

Name and Address of Beneficial Owner	Title of Class	Amount of Beneficial Ownership		Percent of Class	Percent of Available Votes
	Common Stock	Shares	Votes

Daniel P. Amos*	10 Votes Per Share	9,713,396	97,133,960
1932 Wynnton Road	1 Vote Per Share	1,542,189	1,542,189
Columbus, GA 31999		11,255,585	98,676,149	2.2	9.2

(*) See footnote 2 page 7.

1. ELECTION OF DIRECTORS

     The Company proposes that the following seventeen individuals be elected to the Board of Directors of the Company. The persons named in the following table have been nominated by the Corporate Governance Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE FOLLOWING NOMINEES AS DIRECTORS.

The following information is provided with respect to the nominees:

				Shares of
				Common Stock
				Beneficially		Voting
				Owned on	Percent	Rights	Percent
			Year	February 22,	of	on	of
			First	2006	Outstanding	February 22,	Available
Name	Principal Occupation (1)	Age	Elected	(2)	Shares	2006	Votes

Daniel P. Amos	Chairman, the Company and	54	1983	11,255,585	2.2	98,676,149	9.2
	Aflac,** since May 2001;
	Chief Executive Officer, the
	Company and Aflac; President,
	the Company, until May 2001;
	President, Aflac; Director,
	Synovus Financial Corp.,
	Columbus, GA

John Shelby Amos II	Alabama/West Florida State	53	1983	1,318,056.3		13,093,371	1.3
	Sales Coordinator, Aflac

Michael H. Armacost	Shorenstein Distinguished	68	1994	39,494	*	313,940	*
	Fellow, Stanford University
	Asia-Pacific Research Center,
	Stanford, CA, since September
	2002; President, The Brookings
	Institution, Washington, DC,
	until June 2002; Director,
	Applied Materials, Inc.,
	Santa Clara, CA; Director,
	USEC Inc., Bethesda, MD;
	Former U.S. Ambassador to
	Japan

Kriss Cloninger III	President, the Company, since	58	2001	1,331,181.3		9,528,186.9
	May 2001; Chief Financial
	Officer, the Company and Aflac;
	Treasurer, the Company;
	Executive Vice President, Aflac;
	Executive Vice President, the
	Company, until May 2001;
	Director, Tupperware Brands
	Corporation, Orlando, FL;
	Director, Total System Services,
	Inc., Columbus, GA

Joe Frank Harris	Distinguished Executive Fellow,	70	1991	116,498	*	1,083,980.1
	Georgia State University,
	Atlanta, GA; Chairman of the
	Board, Harris Georgia Corp.,
	Cartersville, GA; Director,
	Bankhead Railway Services, Inc.,
	Atlanta, GA; Former Governor
	of the State of Georgia

Elizabeth J. Hudson	Sr. Vice President,	56	1990	117,025	*	1,089,250.1
	Communications, National
	Geographic Society,
	Washington, DC, since
	September 2000

Name	Principal Occupation (1)	Age	Year First Elected	Shares of Common Stock Beneficially Owned on February 22, 2006 (2)	Percent of Outstanding Shares	Voting Rights on February 22, 2006	Percent of Available Votes

Kenneth S. Janke Sr.	Chairman, National	71	1989	181,504	*	1,649,938.2
	Association of Investors Corp.
	(NAIC), Madison Heights, MI,
	since February 2002; President,
	Chief Executive Officer, NAIC,
	until February 2002; President
	and Director, NAIC Growth
	Fund, Madison Heights, MI

Douglas W. Johnson	Retired, Audit Partner,	62	2004	13,055	*	14,034 *
	Ernst & Young, Atlanta, GA,
	until June 2003

Robert B. Johnson	Chairman, One America	61	2002	19,920	*	25,815 *
	Foundation, Washington, DC,
	since February 2003; Senior
	Vice President/Senior Counselor,
	Porter NOVELLI (Int’l),
	Washington, DC, from May 2003
	until November 2003; Executive
	Vice President, BICO Inc.,
	Washington, DC, from February
	2001 until February 2003;
	Assistant to the President of the
	United States, Washington, DC,
	until February 2001

Charles B. Knapp	Chairman, East Lake Foundation,	59	1990	79,000	*	709,000.1
	Atlanta, GA, since March 2005;
	Director of Educational
	Development, CF Foundation, Inc.,
	Atlanta, GA, since May 2004;
	Partner, Heidrick & Struggles,
	Atlanta, GA, until May 2004;
	Director, The National Center
	for Education and the Economy,
	Washington, DC; Former President,
	University of Georgia, Athens, GA

Hidefumi Matsui	Chairman, Aflac Japan, since	61	2003	374,701.1		3,266,350.3
	January 2003; President, Aflac
	Japan, until December 2002

E. Stephen Purdom, M.D.	Retired, Executive Vice President,	58	1987	229,010	*	2,209,100.2
	Aflac; Retired Medical Director,
	Columbus Clinic, Columbus, GA;
	Retired Director, Trust Company
	Bank, Columbus, GA

Name	Principal Occupation (1)	Age	Year First Elected	Shares of Common Stock Beneficially Owned on February 22, 2006 (2)	Percent of Outstanding Shares	Voting Rights on February 22, 2006	Percent of Available Votes

Barbara K. Rimer, Dr. PH	Dean, School of Public Health,	57	1995	59,235	*	511,350	*
	University of North Carolina,
	Chapel Hill, NC, since June 2005;
	Alumni Distinguished Professor,
	University of North Carolina School
	of Public Health, Chapel Hill, NC,
	since January 2003; Deputy Director,
	Lineberger Comprehensive Cancer
	Center, Chapel Hill, NC, from
	January 2002 until May 2004;
	Director, Cancer Control and
	Population Sciences, National
	Cancer Institute, Bethesda, MD,
	until December 2002

Marvin R. Schuster	Chairman of the Board, Schuster	68	2000	59,000	*	509,000	*
	Enterprises, Inc., Columbus, GA,
	since October 1999 (owner of 60
	Burger King restaurants in the
	Southeast); Director, Columbus
	Bank & Trust and Synovus Trust
	Companies, Columbus, GA

David Gary Thompson	Retired, Chief Executive Officer,	59	2005	1,000	*	1,000	*
	Georgia Banking, Wachovia Bank,
	N.A. and Executive Vice President,
	Wachovia Corporation, Atlanta, GA,
	until December 2004; Director,
	Georgia Power Company (a Southern
	Company subsidiary)

Tohru Tonoike	President, Dai-Ichi Kangyo Asset	55	2005	3,491,911.7		30,491,911	3.0
	Management Co., Ltd., Tokyo, Japan,
	since April 2005; Managing
	Executive Officer, Mizuho Corporate
	Bank Ltd., Tokyo, Japan, from April
	2004 until March 2005; Executive
	Officer, Mizuho Corporate Bank
	Ltd., from April 2002 until April 2004;
	Executive Officer, The Dai-Ichi
	Kangyo Bank Ltd., from June 2001
	until April 2002; General Manager,
	American Business Division, The
	Dai-Ichi Kangyo Bank Ltd., until
	June 2001

Name	Principal Occupation (1)	Age	Year First Elected	Shares of Common Stock Beneficially Owned on February 22, 2006 (2)	Percent of Outstanding Shares	Voting Rights on February 22, 2006	Percent of Available Votes

Robert L. Wright	Chairman Emeritus, Dimensions	68	1999	44,000	*	224,000	*
	International, Alexandria, VA, since
	February 2003; Chairman, Flight
	Explorer, Alexandria, VA, since
	2000; Chairman, Dimensions
	International, until February 2003;
	Chief Executive Officer,
	Dimensions International, until
	February 2003; Director,
	Dimensions International; Former
	Associate Administrator, U.S.
	Small Business Administration

(*)	Percent not listed if less than .1%.
(**)	American Family Life Assurance Company of Columbus (“Aflac”) is a wholly-owned subsidiary of the Company.

(1)	Unless specifically noted, the respective Director or nominee has held the position for at least five years.

(2)	Includes options to purchase shares, which are exercisable within 60 days, for Daniel P. Amos, 5,106,648; John Shelby Amos II, 49,000; Michael H. Armacost, 9,000; Kriss Cloninger III, 995,333; Joe Frank Harris, 49,000; Elizabeth J. Hudson, 49,000; Kenneth S. Janke Sr., 48,000; Douglas W. Johnson, 7,000; Robert B. Johnson, 16,500; Charles B. Knapp, 49,000; E. Stephen Purdom, M.D., 9,000; Barbara K. Rimer, Dr. PH, 49,000; Marvin R. Schuster, 29,000; and Robert L. Wright, 29,000. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for Daniel P. Amos, 130,559; and Kriss Cloninger III, 50,259, which they have the right to vote, but may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for Kenneth S. Janke Sr., 2,568; and Robert B. Johnson, 1,284, which they have the right to vote, but may not transfer until the shares have vested four years from the date of grant.

Also includes the following shares:

Daniel P. Amos, 216,898 shares owned by spouse which includes options to purchase shares, which are exercisable within 60 days, 110,000; 3,670,049 shares owned by partnerships of which Mr. Amos is a partner; 377,411 shares owned by trusts with Mr. Amos as trustee; 620,480 shares owned by the Daniel P. Amos Family Foundation, Inc.; 100,000 shares owned by a trust with spouse as trustee; 58,457 shares owned by spouse’s children; 42,121 shares owned by a partnership of which spouse is a partner; 309 shares owned by a minor with Mr. Amos as custodian; and 20,082 shares owned by the Paul S. Amos Family Foundation, Inc.

John Shelby Amos II, 351,923 shares owned by his children with Mr. Amos as trustee; and 36,235 shares owned by a corporation of which Mr. Amos is a controlling shareholder.

Kriss Cloninger III, 1,722 shares owned by spouse; 57,500 shares owned by partnerships of which Mr. Cloninger is a partner; 30,924 shares owned by a trust with Mr. Cloninger as trustee.

Kenneth S. Janke Sr., 56,171 shares owned by a trust with Mr. Janke as trustee; 33,059 shares owned by a trust with spouse as trustee; 20,200 shares owned by a partnership of which Mr. Janke is a partner; 20,000 shares owned by the NAIC Growth Fund of which Mr. Janke is president; and 1,483 shares owned by an investment club of which Mr. Janke is a member.

Charles B. Knapp, 6,000 shares owned by spouse.

Tohru Tonoike, 3,491,911 shares owned by The Mizuho Trust & Banking Co., Ltd. Mr. Tonoike shares the power to vote these shares.

     Daniel P. Amos and John Shelby Amos II are cousins. Daniel P. Amos is the father and John Shelby Amos II is the second cousin of Paul S. Amos II, an executive officer of the Company. Kenneth S. Janke Sr. is the father of Kenneth S. Janke Jr., an executive officer of the Company. No other family relationships exist among any other executive officers or Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), executive officers, Directors, and holders of more than 10% of the Common Stock are required to file reports of their trading in Company equity securities with the Securities and Exchange Commission (“SEC”).

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all Section 16 filing requirements applicable to its reporting persons were complied with, except that Mr. Atsushi Yagai, an executive officer, failed to timely file two Form 4s in 2005, each relating to a purchase of shares.

CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, as of February 22, 2006, the number of shares and percentage of outstanding shares of Common Stock beneficially owned by (i) the five most highly compensated executive officers as listed in the Summary Compensation Table (the “Named Executive Officers”) whose information was not provided under the heading “Election of Directors,” and (ii) all Directors and executive officers as a group.

Common Stock Beneficially Owned and
Approximate Percentage of Class
as of February 22, 2006

Name	Shares (1)	Percent of Shares	Votes	Percent of Votes

Akitoshi Kan	488,231.1		3,123,240.3

Joseph W. Smith, Jr.	339,693.1		3,245,109.3

All Directors and executive	24,987,383	4.9	218,840,453	20.2
officers as a group
(31 persons)

(1)	Includes options to purchase shares, which are exercisable within 60 days, for Akitoshi Kan, 161,666; Joseph W. Smith, Jr., 198,333; and all Directors and executive officers as a group, 7,917,167. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for Akitoshi Kan, 30,155; Joseph W. Smith, Jr., 3,536; and all Directors and executive officers as a group, 305,730, which they have the right to vote, but may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met.

BOARD AND COMMITTEES

     During 2005, the Board of Directors met six times, and all Directors attended at least 75% of the meetings of the Board and of the Board Committees on which they served, except Michael H. Armacost, who attended 73% of such meetings.

     The Audit Committee Charter, the Compensation Committee Charter, and the Corporate Governance Committee Charter as well as the Company’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics can all be found at the Company’s Web site — www.aflac.com, under “For Investors,” and are available in print to shareholders upon request, addressed to Aflac Incorporated, Corporate Secretary, 1932 Wynnton Road, Columbus, Georgia 31999.

THE AUDIT COMMITTEE

     The Audit Committee, which met 11 times during 2005, has the following primary duties and responsibilities: (i) to oversee that management has maintained the reliability and integrity of the financial reporting process and systems of internal controls of the Company and its subsidiaries regarding finance, accounting, and legal matters; (ii) to issue annually the Audit Committee Report set forth below; (iii) to monitor the independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditing department; (iv) to assist Board oversight of the Company’s compliance with legal and regulatory requirements; and (v) to provide an open avenue of communication between the independent registered public accounting firm, management, the internal auditing department, and the Board. The Audit Committee also pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm. In addition, it is the responsibility of the Audit Committee to select, oversee, evaluate, determine funding for, and, where appropriate, replace or terminate the independent registered public accounting firm. At least annually, the Audit Committee reviews the services performed and the fees charged by the independent registered public accounting firm.

     The independent registered public accounting firm has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Company’s Board of Directors is composed of four Directors, each of whom, the Board has determined, is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules, and is financially literate. The Board has determined that at least one member of the Audit Committee is an audit committee financial expert as defined by the SEC rules. Mr. Douglas W. Johnson, with 30 years as an auditor with Ernst & Young, 20 of those years as a partner, working primarily with the insurance industry segment, is the audit committee financial expert. The Audit Committee operates under a written charter adopted by the Board of Directors.

     Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee assists in fulfilling the general oversight responsibilities of the Board to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee has met with management and the independent registered public accounting firm to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2005. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the NYSE listing standards. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm its independence. The Audit Committee evaluated the independent registered public accounting firm’s qualifications, performance, and independence.

     Additionally, the Audit Committee has monitored the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding the reporting related to an audit of internal control over financial reporting. This monitoring process has included regular reports and representations by financial management of the Company, the internal auditors, and by KPMG LLP, the independent registered public accounting firm. The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

     Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, as set forth above, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Committee

Robert L. Wright, Chairman
Douglas W. Johnson (financial expert)
Charles B. Knapp
Marvin R. Schuster

THE CORPORATE GOVERNANCE COMMITTEE

     The Company has a Corporate Governance Committee, the functions of which include: (i) selecting individuals qualified to serve as Directors of the Company; (ii) recommending to the Board, Directors to serve on committees of the Board; (iii) advising the Board with respect to matters of Board composition and procedures; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (v) overseeing the evaluation of the Board and the Company’s management.

     The members of the Corporate Governance Committee are Marvin R. Schuster (Chairman), Barbara K. Rimer, Dr. PH, and David Gary Thompson. Mr. Schuster, Mr. Thompson, and Dr. Rimer qualify as independent Directors under the NYSE listing standards. The Corporate Governance Committee met once during 2005.

     The Corporate Governance Committee will consider Director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include: (i) the name of the shareholder and evidence of the person’s ownership of Common Stock, including the number of shares owned and the length of time of ownership; and (ii) the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board.

     The shareholder recommendation and information described above must be sent to the Corporate Secretary at Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999, and must be received by the Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

     The Corporate Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

     The Corporate Governance Committee identifies potential nominees by asking current Directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a chief executive officer or chief financial officer of a public company or exiting government or military service. The

Corporate Governance Committee also, from time to time, may engage firms that specialize in identifying Director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

     Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

CODE OF ETHICS

     The Company has a Code of Business Conduct, which is applicable to all employees of the Company, including executive officers. The Code of Business Conduct includes a Code of Ethics for Chief Executive and Senior Financial Officers which sets forth standards applicable to all officers, directors, and employees but has provisions specifically applicable to the Chief Executive Officer and Chief Financial Officer. The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Code of Business Conduct by posting such information on the Aflac Web site at www.aflac.com under “For Investors.”

COMMUNICATIONS WITH DIRECTORS

     Shareholders and interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual Director or any group or committee of Directors (including non-management directors as a group), correspondence should be addressed to the Board of Directors or any such individual Director or group or committee of Directors by either name or title. All such correspondence should be sent c/o Corporate Secretary to Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999.

     All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of Directors, the Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

     In addition, it is Company policy that each of the Directors attends the Annual Meeting. All of the Directors were in attendance at the 2005 Annual Meeting, except Mr. Robert B. Johnson, due to illness.

DIRECTOR INDEPENDENCE

     The Board of Directors annually assesses each Director’s independence. The Board has determined that with respect to Michael H. Armacost, Elizabeth J. Hudson, Douglas W. Johnson, Robert B. Johnson, Charles B. Knapp, Barbara K. Rimer, Dr. PH, Marvin R. Schuster, David Gary Thompson, Tohru Tonoike, and Robert L. Wright, (i) none of such individuals is precluded from being an independent director under the NYSE listing standards and (ii) none of such individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and that accordingly, each such individual is considered an “independent director” for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all Directors regarding their relationships with the Company and research conducted by management.

Executive Sessions of Non-management Directors; Presiding Director

     The non-management Directors meet at least annually in executive session without management present. The Board annually designates the presiding Director for such meetings. In August 2005, Kenneth S. Janke Sr. presided at the meeting of the non-management Directors in executive session.

DIRECTORS’ COMPENSATION

     Directors who also serve as officers of the Company or its subsidiaries are not entitled to compensation as Board members. All other Directors of the Company (“Non-employee Directors”) receive $40,000 annually for service as such. A Director serving on one or more committees of the Board receives an additional $7,200 annually for that service. A Director serving on the Audit Committee receives an additional $7,200 annually for that service. Each Director also receives $2,000 for attendance at each meeting of the Board of Directors. In addition, the chairmen of the Compensation Committee, Audit Committee, and Corporate Governance Committee receive additional annual fees of $10,000, $12,000, and $7,500, respectively.

     When a Non-employee Director first joins the Board of Directors, he or she shall be granted an award of nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof with a value as determined by the Board of Directors not in excess of the value of a nonqualified stock option covering an aggregate of 10,000 shares of Common Stock. In the following calendar year, and for each year thereafter, each Non-employee Director may, at the discretion of the Board, receive nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof with a value not in excess of the value of a nonqualified stock option covering an aggregate of up to 5,000 shares of Common Stock. If the Board grants stock options, it may permit Non-employee Directors to elect to receive restricted stock in lieu thereof. In 2005, all Non-employee Directors (other than those first elected to the Board in 2005) received nonqualified stock options covering 4,000 shares of Common Stock, except for two Non-employee Directors who elected to receive all or a portion of such stock option grant in the form of restricted stock. The exercise price for the stock options is the fair market value of the Common Stock on the date of grant. Options granted to each Non-employee Director become exercisable under the terms and conditions as determined by the Board of Directors at the date of grant. Grants of options made to Non-employee Directors in 2005 become exercisable in equal installments on each of the next four anniversaries of the date of the option, and restricted stock awards issued in 2005 become vested on the fourth anniversary of the date of the award if the Non-employee Director continues to be a Director through such date; provided, however, that upon cessation of service by reason of retirement, a Non-employee Director becomes immediately vested in all outstanding stock options and awards that have not yet expired.

     Non-employee Directors may elect to have all or a portion of their Board annual retainer and/or meeting fees payable in the form of immediately vested nonqualified stock options, restricted stock that vests upon four years of continued service, or a combination thereof as determined by the Board of Directors.

     The Company maintains a retirement plan for Non-employee Directors who have attained age 55 and completed at least five years of service as a Non-employee Director. The annual benefit paid to a Non-employee Director upon retirement (or to his or her spouse in the event of death prior to retirement or prior to completion of payments under the plan) is equal to the Director’s compensation in the 12 months preceding retirement, including retainer and regular Board member fees, but excluding committee fees, paid for a period of time equal to the number of completed years served as a Non-employee Director. Effective 2002, newly elected Non-employee Directors are not eligible for participation in this plan.

COMPENSATION COMMITTEE REPORT

     This report on the compensation policies, components, and decisions of the Company for 2005 with respect to the Company’s executive officers is presented by the Compensation Committee of the Board of Directors, consisting of Robert B. Johnson, Chairman of the Compensation Committee, Mr. Tohru Tonoike, and Mr. Robert L. Wright. All such members of the Compensation Committee are outside Directors as defined by Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (“Code”), and qualify as independent Directors under the NYSE listing standards. The responsibilities of the Compensation Committee include the following: to review at least annually the goals and objectives of the Company’s executive compensation plans; to evaluate annually the performance of the Chief Executive Officer in light of such goals and objectives, and set his compensation level based on this evaluation; and to evaluate annually the performance of the employee Directors of the Company in light of such goals and objectives, and set their compensation levels based on this evaluation. The Compensation Committee determines all aspects of compensation for executive officers that are members of the Board, and for all other executive officers with respect to equity compensation, and under the Company’s Management Incentive Plan with respect to all executive officers (as defined therein and including the Named Executive Officers). Other compensation decisions for executive officers are made by the Chief Executive Officer, Mr. Daniel P. Amos. The Compensation Committee met a total of three times over the past fiscal year.

Compensation Policies and Goals

     The Company’s goal is to retain, motivate, and reward management of the Company through its compensation policies and awards, while closely aligning their interests with those of the Company and its shareholders. With respect to the retention of management, the Company seeks to attract and retain the highest caliber of management by offering, in addition to other intangible non-monetary benefits, total compensation that is comparable to that offered by its competitors. The Company believes that it is also important to provide compensation components that accrue to the benefit of and provide security to its management over the long term, such as pension benefits, to promote the retention of management. To closely align the interests of management with that of the Company’s shareholders and to motivate and reward individual initiative and effort, the Company seeks to promote performance-based compensation so that contribution to the Company as a whole, as well as the attainment of individual performance goals, is rewarded. Through the use of performance-based plans that reward attainment of division or Company goals, the Company seeks to foster an attitude of teamwork. The use of tools like equity ownership is important to ensure that the efforts of management are consistent with the objectives of shareholders. A significant portion of future equity-based compensation awards for the Named Executive Officers requires the achievement of performance goals as a condition to vesting. In addition, through the use of equity based compensation awards, the Company seeks to promote increased equity ownership by management in the Company.

Compensation Components

     In 2005, the compensation of the executive officers of the Company consisted of a combination of salary, incentive bonuses, stock awards, contributions to or accruals for benefit plans, and participation in various other plans, such as the Company’s 401(k) plan, as well as medical and other personal benefits typically offered to executives at large corporations.

Salaries

     In 2005, salaries for the Company’s executive officers generally were increased at an average rate of 3.5% . The Committee considered the findings of reports prepared in 2005 (collectively, the “Consultant Report”) for purposes of compensation evaluation by an independent compensation consultant (the “Consultant”) as to the comparative performance of the Company. The Consultant had been retained by the Compensation Committee to evaluate the total compensation of the Company’s most highly compensated executives, to critique the Company’s executive compensation program in relation to data from other companies and to identify trends in executive compensation. The Consultant Report compared the Company with a peer group of 15 generally successful industry-related companies of relative size (generally one-fourth to two and a half times the Company’s revenue size). The Consultant Report assigned the companies relative performance rankings on performance measures in the areas of assets and revenues, net income, premium income, earnings per share, return on average equity, return on average assets, and three-year total shareholder return, and found that the Company ranked second in composite performance for 2004. The comparator insurance companies were identified to the Compensation Committee by the Consultant as appropriate comparators to the Company based on company size and the competitive structure within the insurance industry. The peer group includes certain members of the S&P Life and Health Insurance Index, which is one of the indices used in the Company’s “Stock Performance Graph” (see page 17), but also includes a broader group of companies, including those historically viewed by the Company as its most direct competitors.

     Based on the recommendation of the Consultant Report, the Compensation Committee determined to increase Mr. Amos’ annual salary effective February 8, 2005 by 3.5% . The full increase is to be deferred until Mr. Amos’ retirement in order for the Company to continue to qualify for Section 162(m) deductibility, which limits the deductibility of annual salaries exceeding $1 million. Mr. Cloninger’s salary was increased by 3.5%, Mr. Matsui’s salary was increased by 3.5% and Mr. Kan’s salary was increased by 11.1%.

Bonuses

     Under the Company’s Management Incentive Plan for 2005, target cash bonuses in an amount equal to 15% to 175% of salary, with respect to the Company and its subsidiaries’ executive officers generally, and with respect to the Named Executive Officers, pursuant to their employment agreements, are paid on the basis of the attainment of target annual performance goals for the Company and goals based on individual performance. However, none of the Named Executive Officers participating in the Management Incentive Plan have goals based on individual performance. In the event that specified performance goals are achieved, participants may receive awards above the target amounts. Mr. Amos may earn up to 275% (215%, 171%, 228%, and 171% respectively, for Messrs. Cloninger, Matsui, Kan, and Smith) of salary as a cash bonus. The establishment of the percentage of salary that such bonus may constitute upon the attainment of target goals was based on the recognition by the Compensation Committee that the bonus goals are set very aggressively, that such performance-based compensation should account for a substantial proportion of the total compensation for participating executives of the Company.

     The performance goals are established on the basis of recommendations by management, and the awards, if attained, are paid in the following year. With respect to 2005, the Compensation Committee established Company performance goals for executive officers, including the Chief Executive Officer, based on, among other things, operating earnings per share (excluding effects of currency fluctuations), premium income, increases in new sales, operating expense controls, pretax operating earnings, and in the case of most officers other than Named Executive Officers, goals based on individual performance. In connection with compliance with Section 162(m), the Compensation Committee deemed it appropriate that the bonus components of the Named Executive Officers be based on objective Company performance goals rather than more subjective goals based on individual performance. With respect to each of the Named Executive Officers, the percentage of his target award attributed to the earnings-per-share goal was 43% for Mr. Amos, 46% for Mr. Cloninger, 10% for Mr. Kan, 20% for Mr. Smith, and 10% for Mr. Matsui, while the other Company performance goals accounted for the remainder of each of their total possible award in varying increments. With respect to each Company performance goal, a minimum, target, and maximum performance level is specified, the attainment of which determines the amount paid with respect to each performance goal, except for the earnings-per-share goal, under which benefits are paid at one specified level, but only if target performance is attained or exceeded. The bonus percentage is increased, subject to a specified maximum percentage, or decreased to the extent the Company performance levels vary from target levels. Payment on attainment of any particular performance goal may occur independently of (i.e., is not contingent upon) attainment of any other performance goal. Messrs. Amos, Cloninger, Matsui, Kan, and Smith achieved bonus levels over the target bonus levels but below maximum target levels.

Other Benefits and Actions

     The Company maintains (i) its 1985 Stock Option Plan and 1997 Stock Option Plan pursuant to which officers and other employees have been and may be granted options to purchase Common Stock; (ii) its 2004 Long-Term Incentive Plan pursuant to which officers, other employees, and non-employee directors have been and may be granted restricted stock, restricted stock units, stock appreciation rights, or options to purchase Common Stock; (iii) its Retirement Plan for senior officers (the “Retirement Plan”), which provides lifetime retirement and medical benefits to plan participants; (iv) its Executive Deferred Compensation Plan, a non-qualified contributory benefit plan for U.S. officers; and (v) its Supplemental Executive Retirement Plan (the “SERP”) for certain key executives of the Company and certain subsidiaries who do not participate in the Retirement Plan. Certain Named Executive Officers are participants in the Retirement Plan or in the SERP, but not both. The executive officers of the Company may also participate in the Company’s qualified nondiscriminatory 401(k) plan and a qualified noncontributory defined benefit pension plan covering substantially all employees.

     In its evaluation of executive compensation, the Consultant Report recommended that Mr. Amos should receive stock awards at a level which will deliver total direct compensation at the second highest among the 16 companies. Based on the recommendation of the Consultant Report, the Compensation Committee in 2005 made two stock option grants to Mr. Amos exercisable for a total of 432,574 shares under the 1997 Stock Option Plan and 65,589 performance-based restricted shares (PBRS) under the 2004 Long-Term Incentive Plan. The award to Mr. Amos reflects the finding in the Consultant Report that the total direct compensation levels for Mr. Amos should be approximately at the 93rd percentile for compensation for peer companies, in keeping with the Company’s performance success. In 2005, Mr. Cloninger received 25,000 PBRS shares and two grants of stock options exercisable for a total of 140,000 shares; Mr. Kan received 15,000 PBRS shares and two grants of stock options exercisable for a total of 95,000 shares; and Mr. Smith received 3,500 PBRS shares and a grant of stock options exercisable for 9,000 shares. All option grants were made with an exercise price equal to fair market value on the dates of grant.

     The Compensation Committee believes that the executive compensation policies serve the best interests of the shareholders and the Company. The bonus and stock award components of compensation for Company executives are intended to be directly related to and commensurate with the Company’s performance.

     In connection with making decisions on executive compensation, the Compensation Committee will take into account, as one of the factors which it considers, the provisions of Section 162(m), which limits the deductibility by the Company for federal income tax purposes of certain categories of compensation in excess of $1 million paid to certain executive officers. The Compensation Committee may determine to authorize compensation arrangements that exceed the $1 million deductibility cap imposed by Section 162(m) as it did with respect to Mr. Amos, although it deferred the amount in excess of $1 million until his retirement. The 1985 and 1997 Stock Option Plans, the 2004 Long-Term Incentive Plan and the Management Incentive Plan presently conform to the requirements of Section 162(m) so that stock option grants, Long-Term Incentive Plan awards, and Management Incentive Plan awards are generally performance-based and not subject to the deduction limitation contained in Section 162(m).

Compensation Committee

Robert B. Johnson, Chairman
Tohru Tonoike
Robert L. Wright

SUMMARY COMPENSATION TABLE

			Annual Compensation		Long-Term Compensation Awards
					Awards		Payouts
				Other	Restricted	Securities
Name and				Annual	Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation	Award(s)	Options	Payouts	Compensation
		($)	($)(1)	($)(2)	($)(3)	(#)	($)	($)(4)

Daniel P. Amos	2005	1,237,705	2,539,269	178,519	2,541,574	432,574	-0-	5,742
Chairman and CEO	2004	1,200,000	2,196,000	138,122	-0-	477,231	-0-	7,392
	2003	995,000	2,170,593	141,755	-0-	988,692	-0-	7,242

Kriss Cloninger III	2005	766,808	1,256,245	48,314	968,750	140,000	-0-	8,622
President, CFO, and	2004	740,890	1,118,744	62,550	-0-	100,000	-0-	8,472
Treasurer	2003	715,825	1,222,630	77,262	-0-	100,000	-0-	8,322

Hidefumi Matsui	2005	567,799	568,309	-0-	-0-	-0-	-0-	9,387
Chairman, Aflac Japan	2004	556,808	549,236	-0-	-0-	-0-	-0-	9,284
	2003	502,285	899,042	-0-	-0-	-0-	-0-	8,633

Akitoshi Kan	2005	500,000	753,300	-0-	581,250	95,000	-0-	8,622
Chairman,	2004	432,500	448,200	13,015	-0-	50,000	-0-	8,472
Aflac International;	2003	400,000	397,600	6,350	-0-	50,000	-0-	8,322
President and Chief
Operating Officer,
Aflac Japan

Joseph W. Smith, Jr.	2005	425,000	649,462	9,680	135,625	9,000	-0-	6,516
Sr. Vice President,	2004	425,000	432,034	7,470	-0-	10,000	-0-	6,192
Chief Investment Officer	2003	410,000	287,000	9,785	-0-	10,000	-0-	7,098

(1)	Includes for all Named Executive Officers, cash bonuses paid in 2004, 2005, and 2006 under the Management Incentive Plan.

(2)	Includes Company paid financial consulting services of $98,992, $95,355, and $91,444 in 2005, 2004, and 2003, respectively, for Mr. Daniel P. Amos. Includes aircraft expenses of $37,263, $50,848, and $68,817 in 2005, 2004, and 2003, respectively, for Mr. Kriss Cloninger III.

(3)	As of December 30, 2005, restricted stock holdings were 65,589 shares valued at $3,044,641 for Mr. Daniel P. Amos; 25,000 shares valued at $1,160,500 for Mr. Cloninger; 15,000 shares valued at $696,300 for Mr. Kan; and 3,500 shares valued at $162,470 for Mr. Smith, in each case with value based on the closing price of the Company’s Common Stock on December 30, 2005, the last trading day in 2005.

(4)	Includes premiums paid in 2005 for term life insurance in the amount of $1,242, $2,322, $9,387, $2,322, and $216 for Mr. Daniel P. Amos, Mr. Kriss Cloninger III, Mr. Hidefumi Matsui, Mr. Akitoshi Kan, and Mr. Joseph W. Smith, Jr., respectively, and Company matching contributions to the 401(k) plan in the amount of $4,500 for Mr. Daniel P. Amos, and $6,300 each for Mr. Kriss Cloninger III, Mr. Akitoshi Kan, and Mr. Joseph W. Smith, Jr.

STOCK PERFORMANCE GRAPH

     The following graph compares the five-year performance of the Company’s Common Stock to the Standard & Poor’s 500 Index (S&P 500) and the Standard & Poor’s Life and Health Insurance Index (S&P Life and Health). The Standard & Poor’s Life and Health Insurance Index includes: Aflac Incorporated, Jefferson-Pilot Corporation, Lincoln National Corporation, Metlife Inc., Principal Financial Group Inc., Prudential Financial, Inc., Torchmark Corporation, and UnumProvident Corporation. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at December 31, 2000, and that all dividends were reinvested.

Performance Graph Index
DECEMBER 31

	2000	2001	2002	2003	2004	2005
Aflac Incorporated	100	69	85	103	114	134
S&P 500	100	88	69	88	98	103
S&P Life and Health	100	92	77	98	120	147

     (All performance data provided by Research Data Group, Inc., San Francisco, CA 94107)

RETIREMENT PLANS FOR KEY EXECUTIVES

     Participants in the Retirement Plan receive full compensation for the first 12 months after retirement. Thereafter, the participants may elect to receive annual lifetime retirement benefits equal to 60% of their final compensation, or 54% of such compensation with 50% of such amount to be paid to their spouses for a specified period after death of the participant. Final compensation is deemed to be the higher of (i) the compensation paid during the last 12 months of active employment with the Company or (ii) the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be base salary plus bonus. All benefits are subject to annual cost-of-living increases as the Compensation Committee may approve. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the plan are not subject to Social Security or defined benefit pension plan offsets.

     Generally, no benefits are payable until the participant accumulates 10 years credited service at age 60 or 20 years credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service.

     Mr. Daniel P. Amos is covered by this plan and has 32 years credited service. Under the terms of the plan, Mr. Amos would be entitled to a benefit payable upon retirement in the first year of $3,776,974. Thereafter, Mr. Amos may receive an annual benefit under the first election above of $2,266,184, or under the second election above of $2,039,566.

     The Company maintains the SERP for certain key executives of the Company and its subsidiaries who do not participate in the Retirement Plan. Participation in the SERP is limited to key employees of the Company (and its subsidiaries) designated by the Board of Directors of the Company from time to time. Participants generally must be employed with the Company or a subsidiary at age 55, and with respect to participants who began participating in the SERP after August 11, 1992, must also complete at least 15 years of employment with the Company or a subsidiary and participate in the SERP for at least 5 years to be eligible to receive benefits under the SERP. In the case of certain participants who terminate employment before age 55 but who continue to provide services to the Company pursuant to a consulting agreement, the Chief Executive Officer may, in his or her discretion, cause service during such consulting period to be credited for benefits eligibility (but not benefit accrual) purposes. The SERP includes a three-tiered benefit formula that provides for a 40% benefit upon retirement between the ages of 55 and 59, a 50% benefit upon retirement between the ages of 60 and 64, and a 60% benefit upon retirement for ages 65 and over. A reduced 30% benefit is available to participants with at least 15 years of service who terminate employment prior to age 55. The benefit formula computes benefits using the average of annual compensation for the three consecutive calendar years out of the final 10 consecutive calendar years of employment that yields the highest average. Average compensation is calculated using “Annual Compensation,” which is defined to include both base salary and bonuses for a calendar year. Under the terms of the plan, all benefit calculations are subject to offset for amounts paid under the Company’s qualified defined benefit pension plan.

     Benefits are generally payable in the form of an annuity for the life of the participant. However, a participant may elect a joint and survivor annuity pursuant to which he or she will receive reduced benefits during his or her lifetime and, after his or her death, his or her surviving spouse will receive a monthly benefit equal to 50% of the amount that had been paid to the participant. No benefits are payable to a participant whose employment is terminated before age 55, except as previously described and for certain terminations following a “change in control.” If a participant dies after age 55 but before benefits are paid under the plan, his or her spouse will receive a death benefit equal to 50% of the benefits that the participant would have been entitled to receive had he or she retired on the day preceding the date of his or her death. If a participant’s employment is terminated for “cause,” he or she immediately forfeits all rights and entitlements under the plan. The benefits payable under the plan are not subject to Social Security offset. See “Employment Agreements and Termination of Employment Arrangements” for additional information regarding the SERP.

     Messrs. Kriss Cloninger III, Akitoshi Kan, and Joseph W. Smith, Jr. participate in the SERP. The estimated annual benefit payable upon a retirement age of 59 for Mr. Cloninger is $789,643; at a retirement age of 58 for Mr. Kan is $316,196; and at a retirement age of 55 for Mr. Smith is $345,294.

DEFINED BENEFIT PENSION PLAN

     The Company has a tax-qualified noncontributory defined benefit pension plan covering substantially all U.S. employees who satisfy the eligibility requirements. Benefits are calculated in accordance with the following formula: l% of average monthly compensation times years of credited service not in excess of 25 years, plus .5% of average monthly compensation times years of credited service in excess of 25 years. Participants are eligible to receive normal retirement benefits upon attaining their normal retirement age of 65. Participants with 15 years of credited service are eligible to receive reduced normal retirement benefits upon reaching their early retirement age of 55. A participant can be eligible for full normal retirement benefits when the participant’s years of credited service plus attained age equals or exceeds 80. For purposes of the plan, average monthly compensation is deemed to be the participant’s highest average compensation during any 5 consecutive years of service within the 10 consecutive plan years of service immediately preceding retirement. Compensation generally means salaries and annual incentive bonuses. The benefits payable under the plan as amended and restated are not subject to adjustment for Social Security benefits or other offsets. The benefits payable under the plan may be paid monthly over the life of the participant (with joint and survivor options available at reduced rates). The maximum retirement benefit is limited in accordance with Section 415 of the Code to $170,000 for 2005 ($175,000 for 2006). The maximum compensation that may be taken into account in the calculation of retirement benefits is limited in accordance with Section 401(a)(17) of the Code to $210,000 for 2005 ($220,000 for 2006). These limitation amounts for future years will be indexed for cost-of-living adjustments, but generally only increase when at least a new $5,000 increment is reached. The following table reflects annual benefits as determined by the above formula.

Defined Benefit Pension Plan Table

	Years of Service

Compensation	15	20	25	30	35

$ 25,000	$ 3,750	$ 5,000	$ 6,250	$ 6,875	$ 7,500
50,000	7,500	10,000	12,500	13,750	15,000
75,000	11,250	15,000	18,750	20,625	22,500
100,000	15,000	20,000	25,000	27,500	30,000
125,000	18,750	25,000	31,250	34,375	37,500
150,000	22,500	30,000	37,500	41,250	45,000
175,000	26,250	35,000	43,750	48,125	52,500
200,000	30,000	40,000	50,000	55,000	60,000
210,000	31,500	42,000	52,500	57,750	63,000
220,000	33,000	44,000	55,000	60,500	66,000

     Mr. Daniel P. Amos, Mr. Kriss Cloninger III, Mr. Akitoshi Kan, and Mr. Joseph W. Smith, Jr. have 32 years, 14 years, 25 years, and 20 years, respectively, of credited service in the plan.

     Mr. Matsui has waived his rights to participate in the Company’s pension plans and, instead, will receive retirement benefits pursuant to the terms of his employment agreement.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     On August 1, 1993, the Company entered into an employment agreement with Mr. Daniel P. Amos which provided for a three-year term commencing August 1, 1993, with automatic extensions of one-year periods to the term of the agreement occurring on an annual basis beginning August 1, 1994, unless written notice of termination is given prior to such annual extensions. Mr. Amos’ annual base salary in 2005 was $1,242,000. Pursuant to the employment agreement, his base salary shall be increased annually as determined by the Compensation Committee.

     The agreement provides that Mr. Amos (referred to hereafter as the “Executive”) will continue to participate in the Management Incentive Plan and the Retirement Plan, and will participate in all other fringe benefit plans applicable to employees generally or provided to senior executives of the Company, but not the SERP. The Executive may receive other benefits as determined from time to time by the Compensation Committee.

     Pursuant to the agreement, the Company remains obligated to continue compensation and benefits to the Executive for the scheduled term of the agreement if the employment of the Executive is terminated by the Company without “good cause.” If the Executive’s employment is terminated by the Company for “good cause,” or by the Executive without “good reason,” the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the Executive is entitled to benefits under the Retirement Plan if the termination is not for “good cause”). “Good cause” generally means (i) the willful failure by the Executive to substantially perform his management duties for more than 60 days, (ii) intentional conduct by the Executive causing substantial injury to the Company, or (iii) the conviction or plea of guilty by the Executive of a felony crime involving moral turpitude. “Good reason” is defined to include a breach of the agreement, a diminution or change in the Executive’s title, duties, or authority, or a relocation of the Company’s principal offices. Upon voluntary termination without “good reason” or termination by the Company for “good cause,” the Executive is prohibited for a two-year period from directly or indirectly competing with the Company.

     The agreement provides that compensation and benefits continue for certain specified periods in the event that the Executive becomes totally disabled. Upon the death of the Executive, his estate is to be paid an amount, payable over a three-year period, equal to the Executive’s base salary and any bonus actually paid during the last three years of his life.

     Upon a “change in control” of the Company, the agreement is extended for an additional three-year period. If, following a change in control, the Executive’s employment with the Company is terminated by the Company without “good cause,” or by the Executive for “good reason,” the Company must pay to the Executive, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump-sum severance payment equal to three times the sum of the Executive’s base salary and bonus under the Management Incentive Plan (as paid during periods specified in the agreement).

     A “change in control” is generally deemed to occur when (i) a person or group acquires beneficial ownership of 30% or more of the Common Stock; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the Board; or (iii) the shareholders approve a liquidation or sale of substantially all of the assets of the Company or certain merger and consolidation transactions.

     Pursuant to an employment agreement between the Company and Mr. Kriss Cloninger III, as amended, Mr. Cloninger is employed as President and Chief Financial Officer of the Company. The term of the agreement is subject to automatic two-year extensions on an annual basis beginning March 16, 1994, unless written notice that such extension will not occur is given prior to such annual date by either party. Mr. Cloninger’s annual base salary in 2005 was $766,808. His employment agreement provides that his base salary shall be increased annually during the term of the agreement and any extensions thereof, as determined by the Compensation Committee. The Company shall also pay Mr. Cloninger, as performance bonus compensation, an amount each year under the Company’s Management Incentive Plan.

     Mr. Cloninger is eligible to participate in all fringe benefit programs applicable to employees generally, and shall receive such other “fringe” or employee benefits as are provided to key executive employees of the Company and that are appropriate to his responsibilities as President and Chief Financial Officer.

     Other material terms of Mr. Cloninger’s employment agreement relating to termination, disability, death, and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos’ employment agreement, as described above.

     Under Mr. Kriss Cloninger III’s employment agreement, he is a participant in the SERP but not the Retirement Plan. Under the SERP, as amended, in the event that a participant’s employment with the Company is terminated within two years of a “change in control” of the Company other than for death, disability or cause, or a participant terminates his employment during such period for “good reason,” the participant becomes 100% vested in his retirement benefits and is entitled to receive a lump-sum amount equal to the actuarial equivalent of the annual retirement benefit to which he would have been entitled had he remained in the employ of the Company until (i) age 55 (in the case of a participant who is not yet 55); (ii) age 60 (in the case of a participant who is at least 55, but not yet 60); or (iii) age 65 (in the case of a participant who is at least 60, but not yet 65), as the case may be. A “change in control” shall generally occur under the same circumstances described as a “change in control” in Mr. Daniel P. Amos’ employment agreement. “Cause” shall mean generally (i) the participant’s willful failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for “good reason”) after a written demand for substantial performance is delivered to the participant by the Board or (ii) the willful engaging by the participant in materially injurious conduct to the Company. “Good reason” is defined to include various adverse changes in employment status, duties, and/or compensation and benefits following a “change in control.” Benefits may be reduced to the extent that they are not deductible by the Company for income tax purposes.

     Mr. Hidefumi Matsui, Chairman of Aflac Japan, also has an employment agreement. Mr. Matsui’s annual base salary in 2005 was $567,799. Pursuant to the agreement, Mr. Matsui will be considered for salary increases in the same manner and time as the senior executive officers of Aflac. Mr. Matsui participates in the Management Incentive Plan and, in addition, is eligible to receive stock options in the same manner as selected key employees and Directors.

     Mr. Matsui’s employment agreement provides for the retirement benefits described below and he waived his right to participate in the SERP and the Retirement Plan. Mr. Matsui is eligible for retirement benefits as follows: at age 65, mandatory retirement at 65% of base salary on the day before retirement; from age 55 to age 65, voluntary retirement at 50% of base salary on the day before retirement. All retirement benefits paid above shall be subject to annual cost-of-living type increases proportionate to any such compensation increases granted each year to the most senior officers of Aflac Japan, or at the option of Aflac, by any alternate reasonable index of cost-of-living increases. Mr. Matsui has agreed not to engage in any activity competitive with Aflac while any benefits (including retirement benefits) are being paid to him by Aflac.

     Mr. Akitoshi Kan, Chairman of Aflac International, has an employment agreement with the Company, as amended, pursuant to which Mr. Kan is also Executive Vice President and Chief Operating Officer of Aflac Japan. The agreement provides for a three-year term commencing April 1, 2001, with automatic extensions of one-year periods to the term of the agreement occurring on an annual basis beginning April 1, 2002, unless written notice of termination is given prior to such annual extension date by either party. Mr. Kan’s annual base salary in 2005 was $500,000. His employment agreement provides that his base salary may be increased annually during the term of the agreement and any extensions thereof. Mr. Kan is also eligible to participate in the Company’s Management Incentive Plan.

     Mr. Kan is eligible to participate in all fringe benefit programs applicable to employees generally, and shall receive such other “fringe” or employee benefits as are provided to key executive employees of the Company and that are appropriate to his responsibilities as Executive Vice President, Chief Operating Officer, Aflac Japan.

     Other material terms of Mr. Kan’s employment agreement relating to termination, disability, death, and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos’ employment agreement, as described above, except that Mr. Kan is a participant in the SERP and not the Retirement Plan.

     Pursuant to an employment agreement between the Company and Mr. Joseph W. Smith, Jr., Mr. Smith is employed as Senior Vice President, Chief Investment Officer of the Company. The term of the agreement which provided for a three-year term commencing January 1, 1998, with automatic extensions of one-year periods to the term of the agreement occurring on an annual basis beginning January 1, 1999, unless written notice of termination is given prior to such annual extension date by either party. Mr. Smith’s annual base salary in 2005 was $425,000. His employment agreement provides that his base salary may be increased annually during the term of the agreement and any extensions thereof. Mr. Smith is also eligible to participate in the Company’s Management Incentive Plan.

     Mr. Smith is eligible to participate in all fringe benefit programs applicable to employees generally, and shall receive such other “fringe” or employee benefits as are provided to key executive employees of the Company and that are appropriate to his responsibilities as Senior Vice President and Chief Investment Officer of the Company.

     Other material terms of Mr. Smith’s employment agreement relating to termination, disability, death, and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos’ employment agreement, as described above, except that Mr. Smith is a participant in the SERP and not the Retirement Plan.

OPTION GRANTS IN 2005

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name	Number of Securities Underlying Options Granted (#)	Percent of Options Granted to Employees in 2005	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Stock Appreciation	N/A	N/A	N/A	N/A	14,897,744,117	37,764,512,068
for All Shareholders (1)

Daniel P. Amos, CEO (2)	143,169	6.8	38.7500	02/08/15	3,489,029	8,842,179
	289,405	13.7	43.6650	08/09/15	7,947,061	20,139,694
Kriss Cloninger III (2)	80,000	3.8	38.7500	02/08/15	1,949,600	4,940,800
	60,000	2.8	43.6650	08/09/15	1,647,600	4,175,400
Akitoshi Kan (2)	45,000	2.1	38.7500	02/08/15	1,096,650	2,779,200
	50,000	2.4	43.6650	08/09/15	1,373,000	3,479,500
Joseph W. Smith, Jr. (2)	9,000	0.4	38.7500	02/08/15	219,330	555,840

(1)	The assumed annual rates of stock price appreciation (shown at the assumed rates of 5% and 10% for the option term of 10 years, as required by the SEC) are compounded annually and therefore are shown at the compound appreciation rates of 63% and 159%, respectively.

(2)	The option grants to Mr. Daniel P. Amos, Mr. Kriss Cloninger, and Mr. Akitoshi Kan will become exercisable on the first anniversary date of each option grant. The option granted to Mr. Joseph W. Smith, Jr., will become exercisable on the third anniversary date of the option grant.

     AGGREGATED OPTION EXERCISES IN 2005
AND OPTION VALUES AS OF DECEMBER 31, 2005

			Number of Securities Underlying Unexercised Options at 12-31-05 (#)		Value of Unexercised In-the-Money Options at 12-31-05 ($)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel P. Amos, CEO	690,348	24,011,800	4,226,004	1,665,638	92,487,616	18,427,406
Kriss Cloninger III	122,112	4,144,797	815,333	306,667	19,219,217	2,814,403
Hidefumi Matsui	225,000	6,090,100	275,000	-0-	7,240,258	-0-
Akitoshi Kan	150,000	2,456,410	66,666	178,334	927,245	1,500,655
Joseph W. Smith, Jr.	41,134	1,333,729	188,333	25,667	5,216,129	272,583

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2005, the members of the Company’s Compensation Committee were Robert B. Johnson (Chairman), Mr. Glenn Vaughn, and Robert L. Wright, through May 2, 2005. On such date, Mr. Tohru Tonoike replaced Mr. Vaughn as a member of the Compensation Committee. None of such persons is a current or former employee or officer of the Company or any of its subsidiaries. During 2005, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Information is provided with respect to executive officers, Directors, Director Nominees, and/or members of their immediate families who were indebted to the Company or its subsidiaries at any time since January 1, 2005, in excess of $60,000 as follows:

     For services rendered in 2005, $751,878 in salary and bonus was paid by Aflac to Paul S. Amos II, the son of Daniel P. Amos. Mr. Paul S. Amos II serves as Executive Vice President, Aflac U.S. Operations. In addition, he received such employee benefits and other compensation (including stock awards) as were made available to senior management of the Company generally. In 2005, he earned renewal and first-year commissions before expenses of $149,837. He served as North Georgia Co-State Sales Coordinator from 2002 through 2004. With respect to Paul S. Amos II, his first-year and renewal commission rates (1% and .2%, respectively), were significantly below other State Sales Coordinators’ commission rates (approximately 5.0% and 1.0%, respectively).

     John Shelby Amos II, a Director of the Company, has been associated with Aflac since 1973 and presently serves as Alabama/West Florida State Sales Coordinator. In 2005, he earned renewal and first-year commissions before expenses of $2,823,092. In 2005, $159,067 was paid by Aflac to a corporation of which Maria Theresa Land, the sister of John Shelby Amos II, is the sole shareholder. This amount was earned as renewal commissions before expenses by W. Donald Land, the deceased husband of Maria Theresa Land, who served as Florida State Sales Coordinator with Aflac from 1975 until May 1990. State Sales Coordinators are not salaried employees but are compensated on a commission basis and are required to pay their own expenses, including travel, office expenses, incentives for District and Regional Sales Coordinators and Associates in their states, and recruiting and training costs. The compensation arrangements with John Shelby Amos II, and W. Donald Land were no more favorable when contracted than those of other State Sales Coordinators.

     In 2005, $192,903 was paid by Aflac to John William Amos, the son of John Shelby Amos II. This amount was earned as renewal and first-year commissions before expenses. John William Amos serves as an Alabama District Sales Coordinator. In 2005, $214,653 was paid by Aflac to Joe Frank Harris Jr., the son of Joe Frank Harris. This amount was earned as renewal and first-year commissions before expenses. Joe Frank Harris Jr. serves as a Georgia District Sales Coordinator. District Sales Coordinators are not salaried employees but are compensated on a commission basis and are required to pay their own expenses. The compensation arrangement with John William Amos and Joe Frank Harris Jr. is the same as with other District Sales Coordinators.

     In 2005, $127,509 was paid by Aflac to Michael S. Kirkland, the son of Ronald E. Kirkland, an executive officer of Aflac. Michael Kirkland serves as a Missouri Regional Sales Coordinator. This amount was earned as renewal and first-year commissions before expenses. Regional Sales Coordinators are not salaried employees but are compensated on a commission basis and are required to pay their own expenses, including travel, office expenses, incentives for District Coordinators and Associates in their states, and recruiting and training costs. The compensation arrangement with Michael S. Kirkland is the same as other Regional Sales Coordinators.

     For services rendered in 2005, $407,485 in salary and bonus was paid by the Company to Kenneth S. Janke Jr., the son of Kenneth S. Janke Sr. Mr. Janke Jr. serves as Senior Vice President, Investor Relations. In addition, he received such employee benefits and other compensation (including stock awards) as were made available to senior management of the Company generally. Joey M. Loudermilk is the Executive Vice President, General Counsel and Corporate Secretary of the Company. For services rendered in 2005, $63,846 in salary and bonus was paid by Aflac to Mr. Loudermilk’s brother-in-law, James M. Tucker, Jr., and $76,690 in salary and bonus was paid by Aflac to Mr. Loudermilk’s son, Matthew Loudermilk. In 2005, Mr. Loudermilk’s sister, Melissa L. Tucker, was an employee of Aflac and received less than $60,000 in salary and bonus. All of these employees also participated in all fringe benefit programs available to employees generally.

Name	Largest Aggregate Amount Outstanding Since January 1, 2005 ($)	Nature of Indebtedness (2)	Rate of Interest %	Amount Outstanding as of March 6, 2006 ($)

Susan Blanck McNerney (1)	13,209	Stock Option Note	3.02	-0-
	29,142	Stock Option Note	3.38	-0-
	14,763	Stock Option Note	3.27	-0-
	14,905	Stock Option Note	3.12	-0-
	24,052	Stock Option Note	3.49	-0-

(1)	Susan Blanck McNerney became an executive officer of Aflac on January 31, 2006.

(2)	Collateralized note accepted by the Company in payment of stock option exercised.

     The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance to employees or Non-employee Directors, as of December 31, 2005.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)

Equity Compensation Plans Approved by Shareholders	19,981,040	$27.40	26,942,150*

Equity Compensation Plans Not Approved by Shareholders	-0-	-0-	-0-

Total	19,981,040	$27.40	26,942,150

     * Of the shares listed in column (c), 11,730,059 shares are available for grant other than in the form of options, warrants or rights (i.e., in the form of restricted stock or restricted stock units).

2. RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     In February 2006, the Audit Committee voted to appoint KPMG LLP, an independent registered public accounting firm, to perform the annual audit of the Company’s consolidated financial statements for the fiscal year 2006, subject to ratification by the shareholders.

     Representatives of KPMG LLP are expected to be present at the 2006 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.

     The aggregate fees for professional services rendered to the Company by KPMG LLP for the years ended December 31, were as follows:

	2005	2004
Audit fees – Audit of the Company’s consolidated financial
statements for the years ended December 31*	$3,881,195	$5,154,531

Audit related fees (audits of subsidiaries and
employee benefit plans)	169,476	164,706

Tax fees	924	924

All other fees	30,000	-0-

Total fees:	4,081,595	5,320,161

(*)	The audit fees for 2005 and 2004 include $1,924,551 and $3,339,250, respectively for the services rendered for the attestation with respect to, and related reviews of, the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee of the Board of Directors has considered whether the provision of the non-audit professional services is compatible with maintaining KPMG LLP’s independence and has concluded that it is. The Audit Committee pre-approves all audit and non-audit services provided by KPMG LLP.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE “FOR”
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

3. OTHER MATTERS

     Management does not intend to bring any other matter before the meeting and does not know of any other matter that is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.

Shareholder Proposals

     For a shareholder’s proposal to be included in the Company’s Proxy Statement for the 2007 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act, and the proposal must be received by the Secretary of the Company by November 16, 2006. To be timely, shareholder proposals submitted outside the processes of Rule 14a-8 must be received by the Secretary of the Company after December 31, 2006, and before February 1, 2007.

Annual Report

     The Company has delivered a copy of its Annual Report to each shareholder entitled to vote at the 2006 Annual Meeting of Shareholders. A copy of the Company’s Form 10-K is available at no charge to all shareholders. For a copy, write to:

Kenneth S. Janke Jr.
Senior Vice President, Investor Relations	By Order of the Board of Directors,
Aflac Incorporated
Worldwide Headquarters
Columbus, Georgia 31999
Joey M. Loudermilk
Secretary

March 17, 2006

PROXY

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road, Columbus, Georgia 31999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Amos, Kriss Cloninger III, and E. Stephen Purdom, M.D., as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Aflac Incorporated held of record by the undersigned on February 22, 2006, at the Annual Meeting of the Shareholders to be held on Monday, May 1, 2006, at 10:00 a.m., or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS

The following proposals are being submitted to the Shareholders:

1.

Election of seventeen Directors of the Company. To vote your Shares for all Director nominees, mark the “For” box.  To withhold voting for all nominees, mark the “Withheld” box.  If you do not wish your Shares voted “For” a particular nominee, mark the “exceptions” box.

*EXCEPTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.

For	Withheld	Exceptions*
______	__________	___________

1.	Daniel P. Amos	7.	Kenneth S. Janke Sr.	13.	Barbara K. Rimer, Dr. PH
2.	John Shelby Amos II	8.	Douglas W. Johnson	14.	Marvin R. Schuster
3.	Michael H. Armacost	9.	Robert B. Johnson	15.	David Gary Thompson
4.	Kriss Cloninger III	10.	Charles B. Knapp	16.	Tohru Tonoike
5.	Joe Frank Harris	11.	Hidefumi Matsui	17.	Robert L. Wright
6.	Elizabeth J. Hudson	12.	E. Stephen Purdom, M.D.

2. Ratification of appointment of KPMG LLP as independent registered public accounting firm.	For	Against	Abstain
	______	__________	___________

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IN THE ABSENCE OF SPECIFIC INSTRUCTIONS,  THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.

(PLACE LABEL HERE)

Sign here as name(s) appears on account:
	X	_________________________________________________________
	X	_________________________________________________________
Date _____________________________________________, 2006
If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.
Complete the proxy, turn the proxy over, read description of voting rights and complete, sign and date the affidavit if applicable.

A-1

DESCRIPTION OF VOTING RIGHTS

     In accordance with the Company’s Articles of Incorporation, shares of Common Stock are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to ten votes per share.  Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares (“dividend shares”) are deemed to have been acquired and held continuously from the date on which the shares with regard to which the dividend shares were issued were acquired.  Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in “street” or “nominee” name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company.  Shareholders desiring to rebut this presumption should complete and execute the affidavit below.  The Board of Directors reserves the right to require evidence to support this affidavit.

Affidavit

Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below because

___________________________________________________________________________
___________________________________________________________________________

I agree to provide evidence to support this statement at the request of the Company.	________ Shares @	1 Vote/Share	=	________ Votes
	________ Shares @	10 Votes/Share	=	________ Votes
		Total	=	________ Votes
Sign here X _________________________
X _________________________		Date ______________, 2006

PROXY

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road, Columbus, Georgia 31999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Amos, Kriss Cloninger III, and E. Stephen Purdom, M.D., as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Aflac Incorporated held of record by the undersigned on February 22, 2006, at the Annual Meeting of the Shareholders to be held on Monday, May 1, 2006, at 10:00 a.m., or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS

The following proposals are being submitted to the Shareholders:

1.

Election of seventeen Directors of the Company.  To vote your Shares for all Director nominees, mark the “For” box.  To withhold voting for all nominees, mark the “Withheld” box.  If you do not wish your Shares voted “For” a particular nominee, mark the “exceptions” box.

*EXCEPTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.

For	Withheld	Exceptions*
______	__________	___________

01	Daniel P. Amos	07	Kenneth S. Janke Sr.	13	Barbara K. Rimer, Dr. PH
02	John Shelby Amos II	08	Douglas W. Johnson	14	Marvin R. Schuster
03	Michael H. Armacost	09	Robert B. Johnson	15	David Gary Thompson
04	Kriss Cloninger III	10	Charles B. Knapp	16	Tohru Tonoike
05	Joe Frank Harris	11	Hidefumi Matsui	17	Robert L. Wright
06	Elizabeth J. Hudson	12	E. Stephen Purdom, M.D.

2. Ratification of appointment of KPMG LLP as independent registered public accounting firm.	For	Against	Abstain
	______	__________	___________

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.

Only if you agree with the voting rights below, you can vote by telephone or internet.  **QUICK **EASY**IMMEDIATE**

Call *** Toll Free*** On a Touch Tone Telephone for Telephone Voting, or, Vote over the internet using the Address Below.
PHONE VOTING		INTERNET VOTING
1-888-297-9553	OR	www.voteyourproxy.com
PROXY #	COMPANY#	ACCT.#

According to the records of the Company you are entitled to the following number of votes:	Sign here as name(s) appears on account:

VOTING RIGHTS	X	_________________________________________________________
	X	_________________________________________________________
Date _____________________________________________, 2006
If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.
If you do not agree with the voting rights, check here _______ and complete, sign and date the reverse side.

B-1

1

FIRST CLASS

DESCRIPTION OF VOTING RIGHTS

     In accordance with the Company’s Articles of Incorporation, shares of Common Stock are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to ten votes per share.  Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor.  Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares (“dividend shares”) are deemed to have been acquired and held continuously from the date on which the shares with regard to which the dividend shares were issued were acquired.  Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in “street” or “nominee” name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit below.  The Board of Directors reserves the right to require evidence to support this affidavit.

     Only if you do not agree with the voting rights shown on the front of this Proxy should you complete the following:

Affidavit

Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below because

___________________________________________________________________________
___________________________________________________________________________

I agree to provide evidence to support this statement at the request of the Company.	________ Shares @	1 Vote/Share	=	________ Votes
	________ Shares @	10 Votes/Share	=	________ Votes
		Total	=	________ Votes
Sign here X _________________________
X _________________________		Date ______________, 2006

B-2

2